Exhibit 10.13B

SECOND AMENDMENT TO LEASE AGREEMENT

This SECOND AMENDMENT TO LEASE AGREEMENT (“Second Amendment”) is dated for reference purposes as of July 10, 2012, by and between NOP COTTONWOOD 2855, LLC, a Delaware limited liability company (“Landlord”), and FUSION-IO, INC., a Delaware corporation (“Tenant”).

R E C I T A L S:

A. Landlord and Fusion Multisystems, Inc., a Nevada corporation (“Fusion Multisystems”) entered into that certain Lease Agreement dated as of May 28, 2010 (the “Original Lease”), pursuant to which Landlord leased to Fusion Multisystems and Fusion Multisystems leased from Landlord that certain space containing approximately 86,767 square feet of Rentable Area and 74,276 square feet of usable area (the “Original Existing Premises”) located in that certain office building addressed as 2855 East Cottonwood Parkway, Salt Lake City, Utah (the “Building”), consisting of the following: (i) the Suite 100 Space consisting of approximately 3,565 square feet of Rentable Area and 2,995 square feet of usable area located on the first (1st) floor of the Building; (ii) the Suite 170 Space consisting of approximately 1,408 square feet of Rentable Area and 1,183 square feet of usable area located on the first (1st) floor of the Building; (iii) the Suite 175 Space consisting of approximately 1,537 square feet of Rentable Area and 1,291 square feet of usable area located on the first (1st) floor of the Building; (iv) the Suite 200 Space consisting of approximately 4,881 square feet of Rentable Area and 4,101 square feet of usable area located on the second (2nd) floor of the Building; (v) the Suite 220 Space consisting of approximately 5,423 square feet of Rentable Area and 4,556 square feet of usable area located on the second (2nd) floor of the Building; (vi) the Suite 230 Space consisting of approximately 8,058 square feet of Rentable Area and 6,770 square feet of usable area located on the second (2nd) floor of the Building; (vii) the Suite 240 Space consisting of approximately 3,527 square feet of Rentable Area and 2,963 square feet of usable area located on the second (2nd) floor of the Building; (viii) the Suite 300 Space consisting of approximately 15,443 square feet of Rentable Area and 12,974 square feet of usable area located on the third (3rd) floor of the Building; (ix) the Suite 340 Space consisting of approximately 1,558 square feet of Rentable Area and 1,309 square feet of usable area located on the third (3rd) floor of the Building; (x) the Suite 350 Space consisting of approximately 5,221 square feet of Rentable Area and 4,386 square feet of usable area located on the third (3rd) floor of the Building; (xi) the Suite 400 Space consisting of approximately 22,280 square feet of Rentable Area and 20,099 square feet of usable area located on the fourth (4th) floor of the Building; (xii) the Suite 500 Space consisting of approximately 12,166 square feet of Rentable Area and 10,221 square feet of usable area located on the fifth (5th) floor of the Building; and (xiii) the Suite 540 Space consisting of approximately 1,700 square feet of Rentable Area and 1,428 square feet of usable area located on the fifth (5th) floor of the Building.

B. Landlord and Tenant (as successor-in-interest to Fusion Multisystems as tenant under the Original Lease) entered into that certain First Amendment to Lease Agreement dated as of September 6, 2011 (“First Amendment”), pursuant to which the parties, among other things, expanded the Original Existing Premises to include that certain space containing approximately 8,686 square feet of Rentable Area and 7,298 square feet of usable area (the

“First Expansion Space”) commonly known as Suites 110 and 120, and located on the first (1st) floor of the Building. The Original Existing Premises and First Expansion Space are collectively referred to herein as the “Existing Premises”. The Original Lease and First Amendment are sometimes collectively referred to herein as the “Lease”.

C. Landlord and Tenant now desire to amend the Lease to (i) expand the Existing Premises to include that certain space containing approximately (A) 4,515 square feet of Rentable Area and 3,793 square feet of usable area (the “180 Expansion Space”) commonly known as Suite 180, and located on the first (1st) floor of the Building, and depicted on Exhibit A-1 attached hereto, and (B) 8,357 square feet of Rentable Area and 7,021 square feet of usable area (the “560 Expansion Space”, together with the 180 Expansion Space, collectively, the “Expansion Space”) commonly known as Suite 560 and located on the fifth (5th) floor of the Building, and depicted on Exhibit A-2 attached hereto, and (ii) modify various terms and provisions of the Lease, all as hereinafter provided.

A G R E E M E N T:

1. Capitalized Terms. Except as otherwise expressly provided herein to the contrary, all capitalized terms used in this Second Amendment shall have the same meaning given such terms in the Lease.

2. Expansion of Existing Premises.

2.1 Addition of 560 Expansion Space. The 560 Expansion Space shall be leased for a term (the “560 Expansion Space Term”) which commences upon the 560 Expansion Space Commencement Date (as defined below) and expires coterminously with Tenant’s lease of the Existing Premises (i.e., on September 30, 2021) (the “Expiration Date”), unless sooner terminated (or extended) as provided in the Lease (as amended hereby), and upon the same terms and conditions set forth in the Lease, subject to the modifications set forth in this Second Amendment. If, as of the 560 Expansion Space Commencement Date, the 180 Expansion Space Commencement Date (as those terms are defined below) has not yet occurred, then, during the period from the 560 Expansion Space Commencement Date until 12:00 midnight on the day immediately prior to the 180 Expansion Space Commencement Date, the “Premises” (as defined in the Lease) shall contain approximately 103,810 square feet of Rentable Area and shall mean, collectively, the Existing Premises and the 560 Expansion Space, collectively.

2.2 560 Expansion Space Commencement Date. For purposes of this Second Amendment, the “560 Expansion Space Commencement Date” shall mean the earlier of: (i) April 1, 2013 (as may be extended as provided hereinbelow); (ii) the date Tenant commences business operations in all or any portion of the 560 Expansion Space; and (iii) the date of Substantial Completion of the 560 Expansion Space. As used herein, “Substantial Completion of the 560 Expansion Space” shall be the date that both (A) the Refurbishment Work (as defined below) for the 560 Expansion Space has been substantially completed, minor punch-list items excepted (as reasonably determined by Landlord), in accordance with plans and specifications submitted to and approved by Landlord and otherwise in compliance with the terms of Article 11 of the Original Lease, and (B) a certificate of occupancy, temporary certificate of occupancy or its equivalent permitting Tenant to occupy the 560 Expansion Space has been issued by the applicable governmental agency. Notwithstanding the foregoing to the contrary, if Landlord is delayed in delivering possession of the 560 Expansion Space to Tenant beyond January 1, 2013, then the April 1, 2013 date set forth in clause (i) hereinabove shall be extended on a day-for-day basis for each day Landlord is so delayed in delivering possession of the 560 Expansion Space to Tenant beyond January 1, 2013. In addition, to the extent that Substantial Completion of the 560 Expansion Space is actually delayed beyond April 1, 2013 as a result of any Landlord Delays (as defined below), then, subject to the limitations set forth in Section 2.5 below, the 560 Expansion Space Commencement Date shall be extended by the number of days of any such Landlord Delays; provided, however, in no event shall the 560 Expansion Space Commencement Date be delayed pursuant to this Section 2.2 beyond the date Tenant commences business operations in all or any portion of the 560 Expansion Space.

2.3 Addition of 180 Expansion Space. The 180 Expansion Space shall be leased for a term (the “180 Expansion Space Term”) which commences upon the 180 Expansion Space Commencement Date and expires coterminously with Tenant’s lease of the Existing Premises and the 560 Expansion Space on the Expiration Date, unless sooner terminated (or extended) as provided in the Lease (as amended hereby), and upon the same terms and conditions set forth in the Lease, subject to the modifications set forth in this Second Amendment. If, as of 180 Expansion Space Commencement Date, the 560 Expansion Space Commencement Date has not yet occurred, then, during the period from the 180 Expansion Space Commencement Date until 12:00 midnight on the day immediately prior to the 560 Expansion Space Commencement Date, the “Premises” (as defined in the Lease) shall contain approximately 99,968 square feet of Rentable Area and shall mean, collectively, the Existing Premises and the 180 Expansion Space. Effective from and after the later of (i) the 560 Expansion Space Commencement Date, and (ii) the 180 Expansion Space Commencement Date, the “Premises” (as defined in the Lease) shall contain approximately 108,325 square feet of Rentable Area and shall mean, collectively, the Existing Premises, the 560 Expansion Space and the 180 Expansion Space.

2.4 180 Expansion Space Commencement Date. For purposes of this Second Amendment, the “180 Expansion Space Commencement Date” shall mean the earlier of: (i) September 1, 2013 (as may be extended pursuant to the immediately following sentence); (ii) the date Tenant commences business operations in the 180 Expansion Space; and (iii) the date of Substantial Completion of the 180 Expansion Space. As used herein, “Substantial Completion of the 180 Expansion Space” shall be the date that both (A) the Refurbishment Work for the 180 Expansion Space has been substantially completed, minor punch-list items excepted (as reasonably determined by Landlord), in accordance with plans and specifications submitted to and approved by Landlord and otherwise in compliance with the terms of Article 11 of the Original Lease, and (B) a certificate of occupancy, temporary certificate of occupancy or its equivalent permitting Tenant to occupy the 180 Expansion Space has been issued by the applicable governmental agency. Notwithstanding the foregoing to the contrary, if Landlord is delayed in delivering possession of the 180 Expansion Space to Tenant beyond January 1, 2013, then the September 1, 2013 date set forth in clause (i) hereinabove shall be extended on a day-for-day basis for each day Landlord is so delayed in delivering possession of the 180 Expansion Space to Tenant beyond January 1, 2013. In addition, to the extent that Substantial Completion of the 180 Expansion Space is actually delayed beyond September 1, 2013 as a result of any

Landlord Delays, then, subject to the limitations set forth in Section 2.5 below, the 180 Expansion Space Commencement Date shall be extended by the number of days of any such Landlord Delays; provided, however, in no event shall the 180 Expansion Space Commencement Date be delayed pursuant to this Section 2.4 beyond the date Tenant commences business operations in all or any portion of the 180 Expansion Space.

2.5 Landlord Delays. For purposes hereof, the phrase “Landlord Delays” shall mean any actual delay in (i) Substantial Completion of the 560 Expansion Space beyond April 1, 2013, or (ii) Substantial Completion of the 180 Expansion Space beyond September 1, 2013 (as the case may be), as a result of (A) Landlord’s failure to timely approve or disapprove any matter requiring Landlord’s approval pursuant to Article 11 of the Original Lease, (B) Landlord’s failure to timely disburse the Refurbishment Allowance (as defined in and pursuant to Section 6.2 below), or (C) the negligence or willful misconduct of Landlord or Landlord’s agents, contractors or employees. Notwithstanding the foregoing to the contrary:

(1) no Landlord Delay shall be deemed to have occurred unless Tenant has delivered to Landlord written notice (the “Delay Notice”) specifying in reasonable detail the actions, inactions or circumstances Tenant claims constitute such Landlord Delays within three (3) business days after Tenant becomes aware of the occurrence of the action, inactions or circumstances; and

(2) no Landlord Delay shall be deemed to have occurred if Landlord cures the event which would otherwise constitute such Landlord Delay within one (1) business day after Landlord receives the Delay Notice from Tenant specifying such contended delay (the “Delay Grace Period”); provided that Landlord shall only be permitted an aggregate of ten (10) business days of Delay Grace Period and, thereafter, a Landlord Delay shall commence upon the delivery of the Delay Notice to Landlord.

2.6 Delivery of Expansion Space. Landlord and Tenant presently anticipate that the both the 560 Expansion Space and 180 Expansion Space will be delivered to Tenant on or about January 1, 2013; however, if Landlord is unable to deliver either the 560 Expansion Space or the 180 Expansion Space (as the case may be) by such date, then: (i) the validity of this Second Amendment or the Lease shall not be affected or impaired thereby; (ii) Landlord shall not be in default hereunder or under the Lease (as amended hereby) or be liable for damages therefor; and (iii) Tenant shall accept possession of the 560 Expansion Space and 180 Expansion Space, respectively, when Landlord delivers the 560 Expansion Space and 180 Expansion Space, respectively, to Tenant.

2.7 Work Period. During the period commencing upon Landlord’s delivery of possession of the (i) 560 Expansion Space to Tenant and continuing until the day immediately prior to the 560 Expansion Space Commencement Date, and (ii) 180 Expansion Space to Tenant and continuing until the day immediately prior to the 180 Expansion Space Commencement Date (each such period referred to herein as a “Work Period”), Tenant shall have the right to enter into the 560 Expansion Space and 180 Expansion Space, respectively, for the sole purpose of performing the Refurbishment Work (as defined below) and/or installing furniture, fixtures and equipment therein. All of the terms and conditions of the Lease (as amended hereby) shall apply during each applicable Work Period, including, without limitation, Tenant’s obligation to pay to

Landlord all sums and charges required to be paid by Tenant for the 560 Expansion Space or 180 Expansion Space (as the case may be) under the Lease (as amended hereby) as though the 560 Expansion Space Commencement Date or the 180 Expansion Space Commencement Date (as the case may be) had occurred; provided however, that (A) during the Work Period for the 560 Expansion Space, Tenant shall not be obligated to pay Base Rent or Tenant’s Share of increases in Operating Expenses for the 560 Expansion Space until the 560 Expansion Space Commencement Date actually occurs, and (B) during the Work Period for the 180 Expansion Space, Tenant shall not be obligated to pay Base Rent or Tenant’s Share of increases in Operating Expenses for the 180 Expansion Space until the 180 Expansion Space Commencement Date actually occurs (it being acknowledged, however, that Tenant shall continue to have the obligation to pay to Landlord Base Rent [and, if applicable, Tenant’s Share of increases in Operating Expenses] for the Existing Premises during each Work Period pursuant to and in accordance with the terms of the Lease, as amended hereby).

2.8 Confirmation of Expansion Space Commencement Date. Following each of the (i) 560 Expansion Space Commencement Date and (ii) 180 Expansion Space Commencement Date, Landlord shall deliver to Tenant a notice of Expansion Space Term dates in the form of Exhibit B attached hereto, which notice Tenant shall execute and return to Landlord within ten (10) business days after Tenant’s receipt thereof.

3. Base Rent. Notwithstanding the provisions of the Lease to the contrary, during the 560 Expansion Space Term and the 180 Expansion Space Term, the Base Rent payable by Tenant for the 560 Expansion Space and 180 Expansion Space shall be calculated together and shall be as set forth in the following schedule, subject to abatement as set forth in Section 4 below:

Period	Monthly Base Rent	Annual Base Rent Rate Per Square Foot of Rentable Area of Expansion Space
560 Expansion Space Commencement Date – the day before the 180 Expansion Space Commencement Date *	$19,325.56	$27.75
180 Expansion Space Commencement Date – the day before the 560 Expansion Space Commencement Date **	$10,440.94	$27.75
Later of 180 Expansion Space Commencement Date and 560 Expansion Space Commencement Date –11/30/13	$29,766.50	$27.75
12/01/13 – 11/30/14	$30,659.50	$28.58
12/01/14– 11/30/15	$31,579.28	$29.44
12/01/15 – 11/30/16	$32,526.66	$30.32
12/01/16 – 11/30/17	$33,502.46	$31.23
12/01/17 – 11/30/18	$34,507.53	$32.17

Period	Monthly Base Rent	Annual Base Rent Rate Per Square Foot of Rentable Area of Expansion Space
12/01/18 – 11/30/19	$35,542.76	$33.14
12/01/19 – 11/30/20	$36,609.04	$34.13
12/01/20 – 11/30/21	$37,707.31	$35.15

*	If the 560 Expansion Space Commencement Date occurs prior to the 180 Expansion Space Commencement Date.
**	If the 180 Expansion Space Commencement Date occurs prior to the 560 Expansion Space Commencement Date

4. Abatement of Base Rent. Notwithstanding Section 3 above to the contrary, and provided that Tenant faithfully performs all of the material terms and conditions of the Lease (as amended hereby), (i) Landlord shall abate Tenant’s obligation to pay the monthly installments of Base Rent otherwise payable by Tenant for the 560 Expansion Space (the “560 Abated Rent”) for the first six (6) months of the 560 Expansion Space Term, and (ii) Landlord shall abate Tenant’s obligation to pay the monthly installments of Base Rent otherwise payable by Tenant for the 180 Expansion Space (the “180 Abated Rent”) for the first six (6) months of the 180 Expansion Space Term. During such abatement periods, Tenant shall remain responsible for the payment of all of its other monetary obligations under the Lease (as amended hereby). In the event of a default by Tenant under the terms of the Lease (as amended hereby) beyond all applicable notice and cure periods that results in the early termination of Tenant’s interest therein pursuant to the provisions of Article 24 of the Original Lease, then as a part of the recovery set forth therein, Landlord shall be entitled to the recovery of the unamortized balance of the 560 Abated Rent and 180 Abated Rent. For purposes of this Section 4, the (A) 560 Abated Rent shall be amortized on a straight-line basis over the 560 Expansion Space Term, and the unamortized balance thereof shall be determined based upon the unexpired portion of the 560 Expansion Space Term as of the date of such early termination, and (B) 180 Abated Rent shall be amortized on a straight-line basis over the 180 Expansion Space Term, and the unamortized balance thereof shall be determined based upon the unexpired portion of the 180 Expansion Space Term as of the date of such early termination.

5. Tenant’s Share. For purposes of calculating Tenant’s obligation to pay Tenant’s Share of the increases in Operating Expenses for the 560 Expansion Space during the 560 Expansion Space Term, (i) Tenant’s Share of the increases in Operating Expenses for the 560 Expansion Space shall be calculated separately and apart from Tenant’s Share of the increases in Operating Expenses for the Existing Premises and the 180 Expansion Space, (ii) Tenant’s Share for the 560 Expansion Space shall equal 7.695% (i.e., 8,357 square feet of Rentable Area in the 560 Expansion Space/108,605 square feet of Rentable Area in the Building), and (iii) the Base Year for the 560 Expansion Space shall be the calendar year 2013. For purposes of calculating Tenant’s obligation to pay Tenant’s Share of the increases in Operating Expenses for the 180 Expansion Space during the 180 Expansion Space Term, (A) Tenant’s Share of the increases in Operating Expenses for the 180 Expansion Space shall be calculated separately and apart from

Tenant’s Share of the increases in Operating Expenses for the Existing Premises and the 560 Expansion Space, (B) Tenant’s Share for the 180 Expansion Space shall equal 4.157% (i.e., 4,515 square feet of Rentable Area in the 180 Expansion Space/108,605 square feet of Rentable Area in the Building), and (B) the Base Year for the 180 Expansion Space shall be the calendar year 2013.

6. Condition of Premises.

6.1 Condition of Existing Premises. Tenant is in possession of the Existing Premises and shall continue to lease the same in its current “AS-IS” condition as of the Effective Date without any agreements, representations, understandings or obligations on the part of Landlord to perform or pay for any alterations, repairs or improvements to the Existing Premises, except as otherwise set forth in the Lease.

6.2 Condition of Expansion Space. Landlord shall not be obligated to provide or pay for any improvements, work or services related to the improvement, remodeling or refurbishment of the 560 Expansion Space or the 180 Expansion Space, and Tenant shall accept, in its “AS-IS” condition, the 560 Expansion Space as of the 560 Expansion Space Commencement Date and the 180 Expansion Space as of the 180 Expansion Space Commencement Date. Notwithstanding the foregoing, Tenant shall be entitled to receive from Landlord a one (1) time refurbishment allowance (the “Refurbishment Allowance”) in the amount of up to, but not exceeding, Two Hundred Seventy Thousand Three Hundred Fifty Dollars ($270,350.00) (i.e., $25.00 per usable square foot in the 560 Expansion Space and the 180 Expansion Space) to help reimburse Tenant for the (i) actual out-of-pocket costs incurred and paid for by Tenant (collectively, the “Refurbishment Costs”) during the period commencing on the earlier to occur of the commencement date of the Work Period for the 560 Expansion Space and the commencement date of the Work Period for the 180 Expansion Space, and expiring on November 30, 2013 (the “Refurbishment Period”), for the design, construction, acquisition and installation of any permanently affixed tenant improvements and alterations which are made and/or installed by or for Tenant in or to the 560 Expansion Space and/or the 180 Expansion Space (the “Refurbishment Work”), and (ii) actual out-of-pocket costs incurred and paid for by Tenant (the “FF&E Costs”) during the Refurbishment Period for the purchase and installation of furniture, fixtures and equipment in the Expansion Space (the “FF&E”); provided, however, in no event shall Landlord be obligated to disburse to Tenant any portion of the Refurbishment Allowance for FF&E Costs in excess of Thirty-Two Thousand Four Hundred Forty-Two Dollars ($32,442.00). All Refurbishment Work, and the installation of the FF&E, shall be undertaken by Tenant in compliance with Article 11 of the Original Lease, and performed by contractors and subcontractors designated and retained by Tenant (subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditions or delayed). In no event shall Landlord be obligated to make disbursements pursuant to this Section 6.2 in a total amount which exceeds the Refurbishment Allowance. Landlord shall disburse the portion of the Refurbishment Allowance to be used to reimburse Tenant for the Refurbishment Costs and/or FF&E Costs (as the case may be) within thirty (30) days after Landlord has received all of the following (collectively, the “Draw Documents”): (A) a request for payment by Tenant certifying that the Refurbishment Work has been completed and/or the FF&E has been installed; (B) factually correct invoices for labor and materials rendered in connection with and evidencing the Refurbishment Work and the Refurbishment Costs and/or

the purchase and installation of the FF&E and the FF&E Costs (as the case may be), and Tenant’s payment thereof; (C) final, unconditional executed mechanic’s lien releases from all contractors, subcontractors and other persons or entities performing the Refurbishment Work (and, to the extent applicable, the installation of the FF&E), reasonably satisfactory to Landlord; and (D) all other information reasonably requested by Landlord. Notwithstanding the foregoing to the contrary, Landlord shall have no obligation to disburse any portion of the Refurbishment Allowance (1) with respect to any Refurbishment Work that is performed, or FF&E that is purchased or installed, prior to or after the Refurbishment Period, or (2) with respect to any Draw Documents delivered by Tenant prior to the Refurbishment Period or after the date which is thirty (30) days after the expiration of the Refurbishment Period. Tenant shall not be entitled to receive any portion of the Refurbishment Allowance that is not used to pay for the Refurbishment Costs of the Refurbishment Work or the FF&E Costs of the purchase and installation of the FF&E performed during the Refurbishment Period, and any such unused amounts of the Refurbishment Allowance as of the end of the Refurbishment Period shall revert to Landlord and Tenant shall have no further rights with respect thereto.

7. Parking. Landlord acknowledges that Tenant currently has the right to use, free-of-charge throughout the Term and any extension thereof, up to a total of four hundred fourteen (414) Parking Passes (i.e., five (5) parking passes for each 1,000 square feet of usable area of the Existing Premises), seven (7) of which Parking Passes are for Reserved Passes and the remainder of which are for Unreserved Passes. During the 560 Expansion Space Term, as a result of the expansion of the Existing Premises by the 560 Expansion Space, Tenant shall have the right to use, free-of-charge throughout the 560 Expansion Space Term and any extension thereof, an additional thirty-five (35) Unreserved Parking Passes (i.e., five (5) parking passes for each 1,000 square feet of usable area of the 560 Expansion Space). In addition, during the 180 Expansion Space Term, as a result of the expansion of the Existing Premises by the 180 Expansion Space, Tenant shall have the right to use, free-of-charge throughout the 180 Expansion Space Term and any extension thereof, an additional nineteen (19) Unreserved Parking Passes (i.e., five (5) parking passes for each 1,000 square feet of usable area of the 180 Expansion Space). Tenant’s use of all of such additional Parking Passes shall be otherwise be on the same terms and conditions as contained in Paragraph “E” of the Summary attached to the Original Lease and Section 5.6 of the Original Lease. As a clarification of the foregoing, effective from and after the later of the 560 Expansion Space Commencement Date and the 180 Expansion Space Commencement Date, Tenant shall have the right to use up to, but not exceeding, four hundred sixty-eight (468) Parking Passes in the aggregate, seven (7) of which Parking Passes shall continue to be for Reserved Passes and the remainder of which shall be for Unreserved Passes.

8. ROFO Deletion. Effective from and after the Effective Date, Section 28 of the Original Lease, and all references thereto in the Lease (as amended hereby), are hereby deleted and of no further force or effect.

9. Brokers. Landlord and Tenant each hereby represents and warrants to the other that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Second Amendment, except for Commerce Real Estate Solutions, representing Landlord and Coldwell Banker Commercial NRT, representing Tenant (collectively, the “Brokers”), and that it knows of no other real estate broker or agent who is entitled to a commission in connection with this Second Amendment. Landlord shall pay the Brokers a commission in connection with the execution of this Second Amendment pursuant to a separate agreement or agreements between and/or among Landlord and the Brokers. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing in connection with this Second Amendment on account of the indemnifying party’s dealings with any real estate broker or agent (other than the Brokers).

10. No Further Modification. Except as set forth in this Second Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

11. Counterparts. This Second Amendment may be executed in multiple counterparts, each of which is to be deemed original for all purposes, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, this Second Amendment has been executed as of the day and year first above written.

“LANDLORD”

NOP COTTONWOOD 2855 LLC,
a Delaware limited liability company

By:	NOP COTTONWOOD HOLDINGS LLC,
a Delaware limited liability company
Its:	sole member

	By:	NATIONAL OFFICE PARTNERS LLC,
a California limited liability company
	Its:	sole member

		By:	CWP CAPITAL MANAGEMENT, LLC,
a Delaware limited liability company
		Its:	Manager

			By:	/s/ MICHAEL W. CROFT
			Name:	Michael W. Croft
			Its:	CEO

“TENANT”

FUSION-IO, INC. a Delaware corporation

By:	/s/ DENNIS WOLF
Name:	Dennis Wolf
Its:	Executive Vice President, Chief Financial Officer

EXHIBIT A-1

DEPICTION OF 180 EXPANSION SPACE

EXHIBIT A-2

DEPICTION OF 560 EXPANSION SPACE

EXHIBIT B

NOTICE OF EXPANSION SPACE TERM DATES

To:	Fusion-IO, Inc. 2855 East Cottonwood Parkway, Suite Salt Lake City, Utah 84101

Re:	Second Amendment to Lease Agreement dated as of July , 2012 (the “Second Amendment”), between NOP COTTONWOOD 2855, LLC, a Delaware limited liability company (“Landlord”), and FUSION-IO, INC., a Delaware corporation (“Tenant”)

To Whom It May Concern:

All terms not defined herein shall have the meaning ascribed to them in the Second Amendment.

In accordance with the Second Amendment, we wish to advise you and/or confirm as follows:

I.	That the [180/560] Expansion Space Commencement Date has occurred, and that the [180/560] Expansion Space Term shall commence or has commenced as of for a term of years and months ending on September 30, 2021.

2.	That in accordance with the Second Amendment, Base Rent for the [180/560] Expansion Space commenced to accrue on .

3.	If the [180/560] Expansion Space Commencement Date is other than the first day of the month, the first billing for the [180/560] Expansion Space will contain a pro rata adjustment. Each billing for the [180/560] Expansion Space thereafter, with the exception of the final billing, shall be for the full amount of the monthly installment as provided for in the Second Amendment.

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